Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Doug Baker Chief Financial Officer SI Diamond Technology, Inc. 248-391-0612	Patti D. Hill Blabbermouth Marketing and Public relations 512- 528-0201

For Immediate Release

SI DIAMOND RECEIVES ALLOWANCE FOR LANDMARK NANOTECHNOLOGY PATENT

AUSTIN, Texas, April 9, 2003– SI Diamond Technology, Inc. (OTC BB: SIDT) through its subsidiary, Applied Nanotech Inc. (ANI) today announced that it received notice of allowance for the reissuing of U.S. Patent No. 5,773,921. In June 2000, ANI acquired worldwide exclusive rights, including the right to sublicense, to the intellectual property of Argus Holding GmbH comprising U.S. Patent No. 5,733,921, German Patent No. 59507196 and European Patent No. 0801805 validated in Great Britain and France with the priority date of February 23, 1994. The reissuing process considerably enhanced the existing nine claims of the U.S. patent, as well as added additional claims.

The result of this allowance combined with other key patents owned by SIDT has put the company at the forefront of the carbon nanotube field. Although nanotechnology is in its infancy, the use of carbon nanotubes in cathodes is already finding its way into diagnostic equipment and display prototypes. Several display companies have announced that they will have products on the shelf as early as next year using carbon nanotubes as the emitting device.

The beauty of achieving this milestone is that it greatly expands the number of companies that will need to license SIDT’s technology.  Basically, any company that is in the chain of making or using carbon nanotubes as electron emitters, regardless of the application, is a potential licensee.

“If I had to pick the most significant event during my tenure at SIDT, the reissue and enhancement of this patent would be it.” said Marc Eller, Chief Executive Officer of SI Diamond Technology, Inc. “The impact this could have on future revenues and profits of SIDT through up-front license fees and royalties is staggering. If you are a believer in nanotechnology, I believe there is no better business model than ours.” continued Eller. Eller went on to say “I would like to thank Dr. Zvi Yaniv, Chief Executive Officer of Applied Nanotech, Inc. and Kelly Kordzik, our lead counsel and patent attorney with Winstead Sechrest & Minick for teaming together to accomplish this milestone. For them and the company, this is the culmination of a three year effort.”

“By receiving a notice of allowance, SIDT now has the opportunity to possess one of the most robust patent portfolios in the carbon nanotube and field emission industries, which will likely be unmatched by anyone. As a result we believe any company interested in commercializing field emission applications leveraging carbon nanotubes will need to secure a proper license agreement with SIDT before doing so.” said Kelly Kordzik.

The reissuance of this patent and other matters will be discussed during the Company’s conference call today at 4:00 p.m. Eastern. To participate in the call, please dial 1-800-903-0247 in the United States, or 1-785-832-1077 internationally. The conference ID is SIDT. The call will last no more than one hour and be led by CEO Marc Eller. The conference is also accessible via audio webcast at the following website:

http://www.firstcallevents.com/service/ajwz378048454gf12.html

Safe Harbor Statement

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections.  The Company’s actual results could differ materially from those projected in the forward-looking information.  Future results may be impacted by risk factors listed from time to time in SIDT’s SEC reports.  SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and development organization dedicated to developing applications for nanotechnologywith an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) is geared toward its technology related to electronic digitized sign technology. SI Diamond Technology’s website is www.sidiamond.com.